Contact:
Preston Romm
CFO, EVP of Finance, Operations and Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness/Lena Adams
ICR, Inc.
310.954.1100

OBAGI MEDICAL PRODUCTS’ FOURTH QUARTER 2009 REVENUE INCREASED 21% AND NET INCOME MORE THAN DOUBLED TO $4.8 MILLION

Long Beach, Calif. — March 11, 2010 — Obagi Medical Products, Inc. (NASDAQ: OMPI) today reported net revenue for the fourth quarter ended December 31, 2009 rose 21% to $30.7 million, from $25.4 million in the fourth quarter of 2008.  The increase was due primarily to increased consumer and account confidence in the economy, international growth and higher product demand in advance of a January 1, 2010 price increase. Domestic and international sales represented approximately 81% and 19% of fourth quarter revenue, respectively.

Net income for the fourth quarter of 2009 rose 120% to $4.8 million, or $0.22 per share, from $2.2 million, or $0.10 per share, a year ago.

Gross margin for the fourth quarter of 2009 was 78.9% compared with 80.2% for the fourth quarter of 2008, due primarily to lower license revenue.  This was partially offset by an increase in product sales, particularly of Nu-Derm, which benefited from the success of the third quarter promotional rebate program.

Total operating expenses for the fourth quarter of 2009 declined 7% to $16.3 million, from $17.5 million a year ago as a result of cost cutting measures.

Business Highlights of the Fourth Quarter:
•	Net revenue of $30.7 million is the highest quarterly revenue in the Company’s history, an increase of 23% from the third quarter 2009 and up 21% from a year ago.

•	International product revenue was $4.6 million, an increase of 54% from a year ago.

•	U.S. product revenue was $25.0 million, an increase of 19% from a year ago.

•	Added 350 new accounts during the fourth quarter, bringing the domestic active accounts to 6,199 as of December 31, 2009, an increase of 9% year-over-year.

2009 Financial Results
For the year ended December 31, 2009:

•
Total revenue was relatively flat at $104.1 million, compared with $104.6 million in 2008, as a $2.1 million decline in domestic revenue was partially offset by a $1.8 million, or a 14% increase in international product revenue.

•
Gross margin was 78.8% compared with 80.9% for 2008. The decline was primarily related to increased promotional activity designed to support physician practices and the Company’s decision to exit the pharmacy channel in the second quarter.

•	Net income was $11.3 million, or $0.51 per fully diluted share, compared with $12.6 million, or $0.56 per fully diluted share for 2008.

•
As of December 31, 2009, the Company was debt free with cash, cash equivalents and short term investments totaling $36.0 million, compared with $19.9 million at December 31, 2008.  For 2009, free cash flow totaled $18.0 million and cash from operations reached $18.9 million.

As previously disclosed, included in the total year results were contract termination costs and an inventory write off associated with the Company’s April 13, 2009 decision to cease selling the SoluCLENZ™ product line and exit the pharmacy channel.  These amounts included a $440,000 pre-tax inventory write off (included within cost of goods sold) and $769,000 for pre-tax costs associated with the termination of related contracts (included within SG&A expenses).  Adjusting for these termination related costs, non-GAAP net income was $12.1 million, or $0.55 per fully diluted share.  Please refer to the table below for a reconciliation of GAAP net income to non-GAAP net income for the year ended December 31, 2009.

“I’m very pleased with the results for the fourth quarter and our overall performance for the year, maintaining revenue and profit levels to 2008, increasing active accounts by 9% and generating $18 million of free cash flow.  These are positive signs that support our belief that the market is recovering and that we will see further improvement in growth trends in 2010. Our priorities for 2010 include implementing initiatives that will expand our customer base, improve patient and account retention, continue our international growth and launch new products,” said Steve Carlson, Chief Executive Officer of Obagi.

Financial Guidance
Based on current trends in its core business, the impact of the January 1, 2010 price increase and normal seasonality, which typically causes a weaker first quarter compared to the rest of the year, the Company expects first quarter 2010 net revenue to be in the range of $23.5 million to $24.5 million and fully diluted earnings per share to be in the range of $0.08 to $0.09.  For the year, Obagi expects revenue to be between $108 and $112 million and net income to be between $0.67 and $0.71 per share on a fully diluted basis of approximately 22.2 million shares outstanding.

Discussion of Non-GAAP Financial Measures
Obagi Medical believes that the presentation of non-GAAP net income and non-GAAP net income per share provides important supplemental information to management and investors about financial and business trends relating to the Company’s financial condition and results of operations. For further information regarding why Obagi Medical believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov or under the “SEC Filings” tab of the Investor Relations section of Obagi Medical’s website.

Conference Call Information
Obagi Management will host an investor conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). Investors interested in participating in the live call can dial 877-941-4774 from the U.S. International callers can dial 480-629-9760. A telephone replay will be available approximately two hours after the call concludes through Thursday, March 25, by dialing 800-406-7325 from the U.S., or 303-590-3030 for international callers, and entering confirmation code 4236212. There also will be a simultaneous webcast available on the Investor Relations section of the Company's web site at www.obagi.com. For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc. (www.obagi.com)
Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market.  Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier to treat the most common and visible skin conditions in adults including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles.   The history of Obagi Medical's skin care product introductions is as follows: Obagi Nu-Derm®, 1988; Obagi-C® Rx (the first prescription-strength vitamin C and hydroquinone system), 2004; Obagi® Professional-C (a line of highly stable vitamin C serums), 2005; Obagi Condition & Enhance™ for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm® eye treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, 2007; Obagi ELASTIderm® Décolletage System,  2008; the Obagi Rosaclear® System for rosacea,  2009; and Refissa™ Tretinoin Emollient Cream, 0.05%,  2009.

Forward Looking Statements
There are forward-looking statements contained in this press release and the related investor conference call  that can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to, the current condition of, and continued deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and other litigation that could adversely affect the profitability of or our ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect our results is contained in our filings with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

Obagi®, Obagi-C®, Obagi CLENZIderm®, ELASTIderm®, Nu-Derm®, Rosaclear®, Condition & Enhance™ and SoluCLENZ™ are among the trademarks of Obagi Medical Products, Inc. and/or its affiliates in the United States and certain other countries. Refissa™  is a trademark of Spear Pharmaceuticals Inc. Any other trademarks or trade names mentioned are the property of their respective owners.

#  #  #

Obagi Medical Products, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	December 31,
	2009	2008
Assets	(unaudited)
Current assets
Cash and cash equivalents	$30,215	$13,938
Short-term investments	5,743	6,000
Accounts receivable, net of allowance for doubtful accounts
and sales returns of $2,025 and $1,238 as of December 31, 2009
and 2008, respectively	24,240	20,648
Accounts receivable from related parties, net of allowance for doubtful accounts of $0 and $169 as of December 31, 2009
and 2008, respectively	97	518
Inventories, net	6,228	6,845
Deferred income taxes	1,379	1,501
Prepaid expenses and other current assets	2,424	2,832
Income taxes receivable	730	2,071
Total current assets	71,056	54,353
Property and equipment, net	4,689	5,340
Goodwill	4,629	4,629
Intangible assets, net	4,936	5,267
Deferred income taxes	1,835	1,855
Other assets	345	815
Total assets	$87,490	$72,259
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,864	$6,478
Current portion of long-term debt	18	47
Accrued liabilities	4,801	3,510
Income taxes payable	1,159	-
Amounts due to related parties	105	169
Total current liabilities	13,947	10,204
Long-term debt	-	18
Other long-term liabilities	1,555	1,516
Total liabilities	15,502	11,738
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized,
22,748,218 and 22,691,238 shares issued and 21,912,857
and 22,044,872 shares outstanding at December 31, 2009	23	23
and 2008, respectively
Additional paid-in capital	59,505	58,026
Accumulated earnings	17,890	6,557
Treasury stock, at cost; 811,031 and 627,367 shares at
December 31, 2009 and 2008, respectively	(5,348)	(4,016)
Accumulated other comprehensive loss	(82)	(69)
Total stockholders' equity	71,988	60,521
Total liabilities and stockholders' equity	$87,490	$72,259

Obagi Medical Products, Inc.
Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net sales	$30,703	$25,435	$104,096	$104,593
Cost of sales	6,487	5,043	22,039	19,931
Gross profit	24,216	20,392	82,057	84,662
Selling, general and administrative expenses	15,372	16,120	59,222	59,380
Research and development expenses	915	1,412	4,407	5,284
Income from operations	7,929	2,860	18,428	19,998
Interest income	26	89	173	368
Interest expense	(70)	(150)	(123)	(243)
Income before provision for income taxes	7,885	2,799	18,478	20,123
Provision for income taxes	3,080	615	7,145	7,535
Net income	$4,805	$2,184	$11,333	$12,588

Net income attributable to common shares
Basic	$0.22	$0.10	$0.52	$0.56
Diluted	$0.22	$0.10	$0.51	$0.56

Weighted average common shares outstanding
Basic	21,912,743	22,438,451	21,970,491	22,598,474
Diluted	22,125,175	22,439,806	22,022,132	22,607,689

Segment information:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net sales by segment
Physician Dispensed	$29,612	$24,026	$99,466	$99,776
Licensing	1,091	1,409	4,630	4,817
Net sales	$30,703	$25,435	$104,096	$104,593

Gross profit by segment
Physician Dispensed	$23,180	$19,016	$77,575	$79,979
Licensing	1,036	1,376	4,482	4,683
Gross profit	$24,216	$20,392	$82,057	$84,662

Geographic information
United States	$24,963	$21,006	$85,432	$87,516
International	5,740	4,429	18,664	17,077
Net sales	$30,703	$25,435	$104,096	$104,593

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net sales by product line
Physician Dispensed
Nu-Derm	$17,028	$14,405	$56,057	$58,378
Vitamin C	3,716	2,994	12,428	12,380
Elasticity	2,763	2,141	9,491	11,643
Therapeutic	2,078	1,546	8,668	6,260
Other	4,027	2,940	12,822	11,115
Total	29,612	24,026	99,466	99,776
Licensing	1,091	1,409	4,630	4,817
Total net sales	$30,703	$25,435	$104,096	$104,593

Reconciliation between net income on a GAAP basis to a non-GAAP basis is included below (unaudited):
Year Ended
December 31, 2009

GAAP net income	$11,333
a) SoluCLENZ inventory write-off	440
b) SoluCLENZ charges & termination costs	769
c) Non-GAAP income tax benefit	(462)
Non-GAAP net income	$12,080
Non-GAAP net income per share:
Basic	$0.55
Diluted	$0.55
Shares used in computing Non-GAAP per share amounts:
Basic	21,970,491
Diluted	22,022,132